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                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                           OF HEALTH MANAGEMENT, INC.

                Under Section 242 of the General Corporation Law
                            of the State of Delaware

     Health Management, Inc., a Delaware corporation (the "Corporation"), hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by increasing the authorized capital stock of the Corporation from 21,000,000 shares of capital stock (consisting of 20,000,000 shares of Common Stock and 1,000,000 shares of preferred stock) to 40,000,000 shares of capital stock (consisting of 39,000,000 shares of Common Stock and 1,000,000 shares of preferred stock) so that, as amended, the first paragraph of Article FOURTH shall be and read as follows:

        FOURTH: That the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 40,000,000 shares, of which 1,000,000 shall be preferred stock of the par value of one cent each ($.01) (hereinafter called the "Preferred Stock") and of which 39,000,000 shares shall be common stock of the par value of three cents each ($.03) (hereinafter called the "Common Stock").

2. The foregoing amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by W. James Nicol, its President, and the undersigned hereby affirms that this Certificate of Amendment is the act and deed of the Corporation and that the facts stated herein are true and correct, all as of the date set forth below.

                                       HEALTH MANAGEMENT, INC.

Dated: November 8, 1996                By: /s/ W. James Nicol
                                           W. James Nicol, President